BACKSTOP AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 2nd day of October, 2012 (the “Effective Date”), by and among ROBERT C. ROHDIE (“Rohdie”); WAYPOINT ENDERS INVESTORS LP, a Delaware limited partnership (“Waypoint LP”), WAYPOINT ENDERS GP, LLC, a Delaware limited liability company (“Waypoint GP”)(Waypoint LP and Waypoint GP, each a “Waypoint Guarantor” or “Waypoint Party” and collectively, the “Waypoint Guarantors” or “Waypoint Parties”); and BR ENDERS MANAGING MEMBER, LLC, a Delaware limited liability company (“Managing Member,” also referred to herein as “BR Guarantor”) (the BR Guarantor together with the Waypoint Guarantors are collectively, the “Guarantors” and each a “Guarantor”).

WITNESSETH

WHEREAS, Managing Member and Waypoint GP have entered into that certain Limited Liability Company Agreement dated as of October 2, 2012 (“Company Operating Agreement”) of WAYPOINT BLUEROCK ENDERS JV, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company and Waypoint LP have entered into that certain Limited Liability Company Agreement dated as of October 2, 2012 (“Owner Operating Agreement”) of WAYPOINT ENDERS OWNER, LLC a Delaware limited liability company (“Property Owner”), the owner of fee simple title to the Property;

WHEREAS, (a) the Property Owner is acquiring a loan in the original principal amount of Seventeen Million Five Hundred Thousand and No/100 Dollars ($17,500,000.00) and made by the Federal Home Loan Mortgage Corporation (“Lender”), secured by the Property (collectively, the “Loan”) evidenced by a Promissory Note dated October 2, 2012 (the “Note”) and secured by a deed of trust on the Property, and (b) pursuant to those certain guaranty agreements executed and delivered by Rohdie and Special Opportunity + Income Fund III, LLC, a Delaware limited liability company (“SOIF III”), which is a member of Managing Member (each of Rohdie and SOIF III shall be referred to herein as a “Mortgage Guarantor,” and collectively, the “Mortgage Guarantors”) in favor of Lender (the “Mortgage Guaranty”), certain obligations relating to the Loan are being guaranteed;

WHEREAS, although not a Mortgage Guarantor, each of the Guarantors through their respective ownership interest in Property Owner or the Company is directly or indirectly responsible for the management of the Property and, as a result thereof, may control events that trigger liability under the Mortgage Guaranty;

WHEREAS, the parties hereto have agreed to execute and deliver this Agreement to set forth their agreement with respect to liabilities which may arise under the Mortgage Guaranty; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Operating Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree, as follows:

1.          Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Acquiesces” or “Acquiesced” means, with respect to any Person and any act or omission that may give rise to Guaranty Losses, and such Person having received (separately, prior to and with particularity) written notice from the Person causing such action to be taken or omitted and specifically describing such act or omission, such Person responding with a written statement within five (5) Business Days of its receipt of such notice affirmatively stating that such Person does not object to such noticed acts or omissions (it being specifically acknowledged and agreed, however, that if such Person does not so timely respond within such five (5) Business Day period, then such Person shall be deemed to have not Acquiesced). For example, if (x) any Waypoint Party desires to take or omit an action which if taken or omitted may give rise to Guaranty Losses, (y) Waypoint Party gives written notice to Managing Member of the Waypoint Party’s intent with regard to such action, and (z) Managing Member fails to respond within five (5) Business Days, then Managing Member shall be deemed to have not Acquiesced to such action (and vice-versa if Managing Member is the party who desires to take or omit an action).

“BR Party” means, any of (a) the BR Guarantor, (b) SOIF III, (c) any employee, agent, representative, officer or member of the BR Guarantor or SOIF III, (d) and any Person, other than Waypoint GP or any Affiliate of Waypoint GP, that acquires a membership interest in the Company from the Managing Member and (e) Bluerock Real Estate, L.L.C., a Delaware limited liability company.

“BR Party Caused Guaranty Losses” means any Guaranty Losses that arise solely as a result of the acts or omissions of any BR Party or actions taken by another Person at the direction of, or pursuant to any contract or subcontract entered into with any BR Party; provided, however, if such action or omission (a) is Acquiesced to by Rohdie or the Waypoint Parties, then the same shall not be deemed a BR Party Caused Guaranty Loss, but rather shall be deemed a Joint Loss among the Waypoint Guarantors and the BR Guarantor; or (b) was undertaken at the written direction of a Waypoint Party, then the same shall not be deemed a BR Party Caused Guaranty Loss but rather shall be deemed a Waypoint Party Caused Guaranty Loss.

“Business Day” means a day of the year on which banks are open for business in the State of New York and the State of Florida other than a (a) Saturday, (b) Sunday, (c) legal holiday in the State of New York or (d) legal holiday in the State of Florida.

“Guaranty Loss” or “Guaranty Losses” means (individually and collectively, as appropriate) any and all actual out-of-pocket losses, damages, costs and expenses paid by Mortgage Guarantor to Lender (or its successor or assignee as lender under the Loan) under any Mortgage Guaranty.

“Guaranty Notice” means a written notice from a Mortgage Guarantor to the other Guarantors specifically describing an act or omission which could give rise to a Guaranty Loss.

“Joint Loss” or “Joint Losses” means (individually and collectively, as appropriate) any Guaranty Losses that are not a BR Party Caused Guaranty Loss or a Waypoint Party Caused Guaranty Loss. The Waypoint Guarantors shall be responsible for 49% of any Joint Loss, and the BR Guarantors shall be responsible for 51% of any Joint Loss.

“Rohdie Caused Guaranty Losses” means any Guaranty Losses that arise solely as a result of the acts or omissions of Rohdie or actions taken by another Person at the direction of, or pursuant to any contract or subcontract entered into with Rohdie; provided, however, if such action or omission (a) is Acquiesced to by a BR Party and a Waypoint Party, then the same shall not be deemed a Rohdie Caused Guaranty Loss, but rather shall be deemed a Joint Loss among the Waypoint Guarantors and the BR Guarantor; or (b) was undertaken at the written direction of a BR Party, then the same shall not be deemed a Rohdie Caused Guaranty Loss but rather shall be deemed a BR Guarantor Caused Guaranty Loss.

“Waypoint Party” means, any of (a) the Waypoint Guarantors, (b) any employee, agent, representative, officer or member (other than Rohdie) of any of the Waypoint Guarantors, and (c) any Person, other than Managing Member or any Affiliate of Managing Member, that acquires a membership interest in the Company from a Waypoint Party.

“Waypoint Party Caused Guaranty Losses” means any Guaranty Losses that arise solely as a result of the acts or omissions of any Waypoint Party or actions taken by another Person at the direction of, or pursuant to any contract or subcontract entered into with any Waypoint Party; provided, however, if such action or omission (a) is Acquiesced to by a BR Party, then the same shall not be deemed a Waypoint Party Caused Guaranty Loss, but rather shall be deemed a Joint Loss among the BR Guarantor and the Waypoint Guarantors; or (b) was undertaken at the written direction of a BR Party, then the same shall not be deemed a Waypoint Party Caused Guaranty Loss but rather shall be deemed a BR Party Caused Guaranty Loss.

“Person” means any natural person, partnership, corporation, limited liability company and any other form of business or legal entity.

2.          Indemnity. Subject to Section 3 below:

(a)          The Waypoint Guarantors hereby jointly and severally indemnify and hold any BR Party and Rohdie harmless from and against (i) all Waypoint Party Caused Guaranty Losses; and (ii) 49% of all Joint Losses.

(b)          The Waypoint Guarantors additionally hereby jointly and severally indemnify and hold any BR Party harmless from and against all Rohdie Caused Guaranty Losses.

(c)          Rohdie hereby indemnifies and holds any Waypoint Party and any BR Party harmless from and againt all Rohdie Caused Guaranty Losses.

(d)          The BR Guarantor hereby indemnifies and holds any Waypoint Party and Rohdie harmless from and against (i) all BR Party Caused Guaranty Losses; and (ii) 51% of all Joint Losses.

3.          Limitations. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree as follows:

(a)          In no event shall the BR Guarantor have any obligation under this Agreement for any Guaranty Loss incurred by Rohdie that is a Waypoint Party Caused Guaranty Loss.

(b)          The Waypoint Guarantors acknowledge and agree that (i)  the BR Guarantor shall have the right to make payments to either Rohdie or any Waypoint Party for any BR Party Caused Losses, as directed by Waypoint Guarantors; and (ii) whichever of Rohdie or the applicable Waypoint Party who did not receive payment shall not have any claim against the BR Guarantor arising from any such election and payment (e.g., if there are claims against the BR Guarantor by both Rohdie and a Waypoint Party and BR Guarantor makes a payment to Rohdie at the direction of the Waypoint Guarantors for any or all of such claim, in no event shall Rohdie have the right to make a claim against the BR Guarantor to the extent of such payment) (it being agreed that (x) as between Rohdie and any Waypoint Party, the party actually receiving any such payment from the BR Guarantor shall equitably contribute a portion of such payment to the party who did not receive such payment; and (y) in no event shall the foregoing provisions of clause (x) modify the foregoing provisions of this clause ii) (e.g., the BR Guarantor shall not be required to comply with any such agreement between Rohdie and any Waypoint Party and in no event shall the BR Guarantor have any liability to Rohdie or any Waypoint Party in the event that Rohdie or any Waypoint Party does not comply with the provisions of such clause (x)).

(c)          In the event that any BR Party acquires all of the membership interests in the Property Owner and the Company owned on the Effective Date hereof by a Waypoint Party (a “BR Party 100% Acquisition Event”), then none of the Waypoint Guarantors shall have any further obligations under this Agreement (provided that nothing contained herein shall constitute a release of Rohdie from potential liability to Lender pursuant to any Mortgage Guaranty executed by him), except with respect to the Waypoint Guarantors’ liability for (i) Waypoint Party Caused Guaranty Losses based on events or circumstances occurring prior to the occurrence of such BR Party 100% Acquisition Event, (ii) Joint Losses based on events or circumstances occurring prior to the occurrence of such BR Party 100% Acquisition Event, and (iii) reasonable attorneys’ fees or defense costs for which the Waypoint Guarantors are liable under Section 4. Following any release of the Waypoint Guarantors from future liability in accordance with this Paragraph 3(c), the BR Guarantor shall remain fully liable for all obligations owing by the BR Guarantor to Rohdie and any Waypoint Party under Paragraph 2(c) hereof (provided, however, that for these purposes and only in this limited circumstance, the BR Guarantor shall be liable for 100% of any Joint Loss), the same to survive the occurrence of a BR Party 100% Acquisition Event.

(d)          In the event that any Waypoint Party (or a combination of more than one Waypoint Party) acquires all of the membership interests in the Property Owner and the Company owned (indirectly or directly) on the Effective Date hereof by the Managing Member or another BR Party (a “Waypoint Party 100% Acquisition Event”), then the BR Guarantor shall have no further obligations under this Agreement, except with respect to the BR Guarantor’s liability for (i) BR Party Caused Guaranty Losses based on events or circumstances occurring prior to the occurrence of such Waypoint Party 100% Acquisition Event, (ii) Joint Losses based on events or circumstances occurring prior to the occurrence of such Waypoint Party 100% Acquisition Event, and (iii) reasonable attorneys’ fees or defense costs for which the BR Guarantors are liable under Section 4. Following any release of the BR Guarantor from future liability in accordance with this Paragraph 3(d), the Waypoint Guarantors shall remain fully liable for all obligations owing by the Waypoint Guarantors to any BR Party and Rohdie under Paragraph 2(a) hereof (provided, however, that for these purposes and only in this limited circumstance, the Waypoint Guarantors shall be liable for 100% of any Joint Loss), the same to survive the occurrence of a Waypoint Party 100% Acquisition Event.

(e)          The liability under this Agreement of each of the Waypoint Guarantors and the BR Guarantor shall be strictly limited to the membership interests in the Company or Property Owner held by the Waypoint Guarantors or the BR Guarantor, respectively, and no other assets of the Waypoint Guarantors or the BR Guarantor shall be available for satisfaction of claims made under this Agreement.

4.          Claim Mechanics.

(a)          If Mortgage Guarantor receives a notice of claim from the Lender under the Mortgage Guaranty executed by such Mortgage Guarantor (any such notice, a “Lender Claim Notice”) and believes that it is entitled to indemnification under this Agreement, then as a condition to the obligations of any Guarantor under this Agreement, the Mortgage Guarantor:

(i)          shall deliver a notice (the “Claim Notice”) to the other Guarantors (each a “Recipient Guarantor” in such instance) stating the amount claimed (the “Claimed Amount”), together with (x) a description of the basis for its belief that the Recipient Guarantors are liable for all or a portion of such amounts and (y) a copy of the Lender Claim Notice;

(ii)         shall take no action (such as admission of liability or payment to Lender of amounts in respect of the claim under the Mortgage Guaranty) that would prejudice the Recipient Guarantors in defense of any such claim; provided, however, that (x) the Mortgage Guarantor shall be permitted to disclose information and/or make payments pursuant to the order of any court of competent jurisdiction (a “Court Order”) requiring such disclosure and/or payment and take any other action necessary to avoid prejudice to Mortgage Guarantor, and (y) the Mortgage Guarantor shall promptly (but in all events within five (5) days of Mortgage Guarantor’s receipt of such Court Notice) notify the Recipient Guarantors of such Court Order to permit the Recipient Guarantors to seek a protective order or to take other appropriate action (provided that failure of the Mortgage Guarantor to so promptly notify Recipient Guarantors shall not serve to relieve the Recipient Guarantors from their obligations under this Agreement unless such failure prejudices the Recipient Guarantors with respect to defense of the underlying claim). The Mortgage Guarantor shall, if requested by the Recipient Guarantors, cooperate (at no cost or expense to the Mortgage Guarantor) in the Recipient Guarantors’ efforts to obtain an order barring such disclosure and/or payment;

(iii)        agrees that if the Recipient Guarantor(s) agrees that the Claim Notice relates to a Guaranty Loss caused by the Recipient Guarantor(s), then the Recipient Guarantors shall have the exclusive right to conduct the defense to any claim, demand or suit relating to such Lender Claim Notice, as long as the Mortgage Guarantor is adequately protected as part of such defense; and

(iv)        agrees that if the Recipient Guarantor(s) agrees that the Claim Notice relates to a Guaranty Loss that is a Joint Loss, then the Guarantors shall jointly conduct the defense to any claim, demand or suit relating to such Lender Claim Notice, and the Waypoint Guarantors shall pay 49% and the BR Guarantor shall pay 51% of the actual and reasonable attorneys’ fees and other actual and reasonable costs actually incurred in connection with such defense; provided, however, if the parties under such circumstance cannot agree on joint legal counsel or that the Lender Claim Notice relates to a Joint Loss, then each of the Guarantors shall be entitled to conduct its own defense and the provisions of Paragraph 4(c)(i) through (iv) shall apply.

(b)          On or before the date which is ten (10) days after receipt of the Claim Notice, the Recipient Guarantors shall either:

(i)          pay the Claimed Amount to the Mortgage Guarantor or directly to Lender;

(ii)         deliver notice to the Mortgage Guarantor that the Recipient Guarantors agree that the Recipient Guarantors are liable for the Claimed Amount and that the Recipient Guarantors are electing to defend against the Lender Claim Notice; or

(iii)        deliver a notice to the Mortgage Guarantor disputing that the Recipient Guarantors are liable for any portion of the Claimed Amount (it being acknowledged that the Recipient Guarantors’ failure to respond shall be deemed delivery of a notice under this subparagraph (iii) on the last day of such ten (10) day period).

(c)          Each party to this Agreement agrees that, notwithstanding any provision herein to the contrary, if a Recipient Guarantor proceeds under the provisions of Paragraph 4(a)(iii) or Paragraph 4(b)(ii) above but such Recipient Guarantor thereafter fails to diligently defend against any such Lender Claim Notice, then after notice of such failure by the Mortgage Guarantor to such Recipient Guarantor and the failure of such Recipient Guarantor to diligently commence such defense within 10 days of such notice (it being agreed that notices to Lender disputing the Lender Claim Notice shall constitute commencement of defense against such Lender Claim Notice and in such event the Recipient Guarantors shall not be required to commence litigation, arbitration or take other actions to be deemed to be defending against any such Lender Claim Notice unless necessary to prevent prejudice to Mortgage Guarantor):

(i)          the Mortgage Guarantor shall have the right to conduct the defense to the applicable Lender Claim Notice;

(ii)         the Mortgage Guarantor shall not be required to obtain the consent of such Recipient Guarantor to any settlement or resolution of any matters arising from the applicable Lender Claim Notice (including, without limitation, any proposed payment to Lender);

(iii)        if it is ultimately determined that such Lender Claim Notice relates to a Waypoint Party Caused Guaranty Loss or a BR Party Caused Guaranty Loss, then the applicable Recipient Guarantor shall be required to pay all actual and reasonable attorneys’ fees and other reasonable costs actually incurred by the Mortgage Guarantor in connection with such defense; and

(iv)        if it is ultimately determined that such Lender Claim Notice relates to a Joint Loss, the Waypoint Guarantors shall be required to pay 49% and the BR Guarantor shall be required to pay 51% of the actual and reasonable attorneys’ fees and other reasonable costs actually incurred by the Mortgage Guarantor in connection with such defense.

(d)          For the avoidance of doubt, nothing contained in this Section 4 shall limit Mortgage Guarantor from delivering more than one Claim Notice as to any particular Lender Claim Notice.

5.          WAIVER OF JURY TRIAL. THE PARTIES HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION HEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH OTHER PARTY, AS APPLICABLE.

6.          VENUE AND JURISDICTION. THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE PARTIES ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM.

7.          Entire Agreement; Writing Required. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no modification or waiver of any of the terms hereof shall be effective unless in writing, signed by the party to be charged with such modification or waiver.

8.          Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard for conflicts of laws principles or otherwise.

9.          Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.         Notices. Any notice or request required or permitted to be given hereunder (each, a “Notice” or a “notice”) shall be in writing and shall be (as elected by the party giving such notice) (i) transmitted by certified or registered mail, return receipt requested, postage prepaid, (ii) transmitted by personal delivery, or (iii) transmitted by nationally recognized overnight courier service. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given (a) five (5) Business Days after the date of posting if transmitted by certified or registered mail, (b) the date of delivery if transmitted by personal delivery or (c) the first Business Day after the date of posting if delivered by nationally-recognized overnight courier service. Each party may change its address for purposes hereof by notice given to the other parties. Notices hereunder shall be directed:

To the Waypoint Guarantors, at:

c/o Waypoint Residential, LLC

555 North Point Center East, Suite 408

Alpharetta, Georgia 30022

Attn: Eric J. Hade, Esq.

With a copy to:

Reed Smith LLP

599 Lexington Avenue

New York, NT 10022

Attn: Thomas G. Maira, Esq.

To Rohdie, at:

Robert C. Rohdie

52 Vanderbilt Ave, Rm 2007

New York, NY 10017

With a copy to:

Wachtel Masyr & Missry LLP
885 Second Avenue, 47th Floor
New York, NY 10017

Attn: Chuck Rubenstein, Esq.

To the BR Guarantors, at:

c/o Bluerock Real Estate, L.L.C.

Heron Tower

70 East 55th Street, 9th Floor

New York, New York 10022

Attn: R. Ramin Kamfar

With a copy to:

c/o Bluerock Real Estate, L.L.C.

Heron Tower

70 East 55th Street, 9th Floor

New York, New York 10022

Attn: Michael L. Konig, Esq.

11.         Counterparts. This Agreement may be executed in counterparts (including facsimile counterparts), each of which shall be deemed an original and all of which taken together shall constitute the same instrument. All signatories hereto intend (as evidenced by their execution hereof) that a facsimile copy and signature shall have the same effect as an original.

12.         No Third Party Beneficiary; Recitals Incorporated. This Agreement does not create, and shall not be construed as creating, any rights or claims enforceable by any person or entity other than the parties hereto, it being the intention of the parties hereto that no one shall be deemed to be a third party beneficiary of this Agreement. The recitals set forth above are incorporated into this Agreement as if fully set forth herein.

13.         Prevailing Party Fees. To the fullest extent permitted by law, in the event of any litigation arising out of this Agreement, including, but not limited to, any claim for amounts due under Section 4, the prevailing party shall be entitled to receive from the losing party an amount equal to the prevailing party’s costs incurred in such litigation, including, without limitation, the prevailing party’s reasonable attorneys’ fees, costs and disbursements. Additionally, if any Guarantor becomes subject to any bankruptcy proceeding, other relief from creditors, receivership or similar proceedings (whether same are voluntary or involuntary), then the other Guarantors shall be entitled to receive reimbursement for all costs and expenses (including, without limitation, actual and reasonable attorneys’ fees, costs and disbursements) incurred by such other Guarantors in responding to or participating in such proceeding from the Guarantor subject to such bankruptcy or similar proceeding. The provisions of this Section 13 shall survive the termination of this Agreement.

14.         Other Matters.  Separate and apart from the indemnities otherwise set forth herein, Bluerock Enhanced Multifamily Trust, Inc. (“BEMT”) and Waypoint Enders Owner, LLC (“WPEO”) have each executed a letter delivered to (a) Enders Holdings, LLC (“EH”) and HSH Nordbank, AG (“HSH”) (the “EH/HSH Indemnity Letter”) and (b) Jones Lang LaSalle Americas, Inc. (“JLL”) (the “JLL Indemnity Letter”), in connection with a representation letter in that JLL will be delivering solely for the benefit of BEMT in connection with certain financial information which BEMT has asked its auditor, BDO USA, LLP (“BDO”) to review and/or audit (the “314 Rep Letter”). BEMT hereby indemnifies WPOE against any losses incurred in connection with its execution and delivery of the EH/HSH Indemnity Letter or the JLL Indemnity Letter, upon which WPOE is not a party to and WPOE hereby acknowledges that it has not relied upon in any respect, and BEMT acknowledges that this indemnity in favor of WPOE will indemnify and hold harmless WPOE from and against any and all claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any claim made against it by EH or HSH under the EH/HSH Indemnity Letter or by JLL under the JLL Indemnity Letter.

15.         Further Assurances. Each party hereto agrees that it will without further consideration execute and deliver such other documents and take such other action, subsequent to the Effective Date as may be reasonably requested by another party hereto to consummate more effectively the purposes or subject matter of this Agreement at no material out-of-pocket cost to such party.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

WAYPOINT GUARANTORS:

WAYPOINT ENDERS INVESTORS LP,
a Delaware limited partnership

By:	Waypoint Enders GP, LLC,
a Delaware limited liability company
Its:	General Partner

By:	/s/ Linda Lewis
Name: Linda Lewis
Title: Authorized Signatory

WAYPOINT ENDERS GP, LLC,
a Delaware limited liability company

By:	/s/ Linda Lewis
Name: Linda Lewis
Title: Authorized Signatory

ROBERT C. ROHDIE, an Individual:

/s/ Robert C. Rohdie
ROBERT C. ROHDIE

BR GUARANTOR:

BR ENDERS MANAGING MEMBER, LLC,
a Delaware limited liability company

By: Bluerock Special Opportunity + Income III, LLC
a Delaware limited liability company
Its: Manager

By: BR SOIF III Manager, LLC
a Delaware limited liability
Its: Manager

By:	/s/ Jordan B. Ruddy
Name: Jordan B. Ruddy
Its: President

FOR PURPOSES OF SECTION 14 ONLY:

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.,
a Maryland corporation

By:	/s/ Jordan B. Ruddy
Name: Jordan B. Ruddy
Its: President

WAYPOINT ENDERS OWNERS, LLC,
a Delaware limited liability company

By:	Waypoint Bluerock Enders JV, LLC,
a Delaware limited liability company
Its:	Managing Member

By:	BR Enders Managing Member, LLC,
a Delaware limited liability company
Its:	Managing Member

By:	Special Opportunity + Income Fund III, LLC,
a Delaware limited liability company
Its:	Managing Member

By:	BR SOIF III Manager, LLC,
a Delaware limited liability company
Its:	Manager

By:	/s/ Jordan B. Ruddy
Name: Jordan B. Ruddy
Its: President